Exhibit 99.1

Voya Financial announces second-quarter 2023 results
NEW YORK, Aug. 1, 2023 — Voya Financial, Inc. (NYSE: VOYA), a leading health, wealth and investment company, announced today its second-quarter 2023 financial results:
•Net income available to common shareholders of $1.41 per diluted share.
•After-tax adjusted operating earnings1 of $2.21 per diluted share (EPS).
•Strong excess capital generation and continued commitment to capital return:
–Approximately $0.2 billion in excess capital deployed in second-quarter 2023 — including $162 million in share repurchases and $21 million in common stock dividends.
–Board of directors authorizes doubling of common stock dividend to $0.40 per share.
–Board of directors authorizes the repurchase of an additional $500 million of common stock.

"In the second quarter of 2023, adjusted operating EPS grew 30% compared with the prior-year period, reflecting the benefit of our diverse revenue streams and prudent expense management," said Heather Lavallee, chief executive officer, Voya Financial. "For the trailing 12 months ended June 30, 2023, we grew net revenues, excluding notables, in each of our businesses and also continued to achieve strong margins. At the same time, we reduced administrative expenses compared with first-quarter 2023. Our strategy — which centers around the current and growing needs of employers, employees and intermediaries — will enable us to continue to advance our growth plans and create positive outcomes for all of our stakeholders.

"In addition to having a strong leadership position in our industry, Voya continues to distinguish itself through our high free-cash-flow businesses. During the second quarter, we generated and deployed approximately $0.2 billion of excess capital through a combination of share repurchases and dividends. Last week, we announced the doubling of our common stock dividend to $0.40 per share, demonstrating confidence in our cash generation capabilities and our commitment to delivering shareholder value. We will continue to use excess capital to drive greater value through reinvestments in our business, share repurchases, debt redemption and dividends.

"Our purpose and vision — which continue to underpin our strong culture and set Voya apart in our industry — are enabling us to drive positive outcomes for our clients; support our colleagues; and serve the communities in which we live and work. For example, we are growing adoption of myVoyage — our first-of-its-kind, personalized financial-guidance and workplace-benefits platform — across our client base. And our employees continued to give back to our communities, volunteering more than 13,000 hours and helping over 2,600 non-profits across the U.S. through our National Days of Service in May," added Lavallee.

1 This press release includes certain non-GAAP financial measures, including adjusted operating earnings. More information on notable items in the company’s financial results, non-GAAP measures, and reconciliations to the most comparable U.S. GAAP measures can be found in the reconciliation tables at the end of this press release and in the “Non-GAAP Financial Measures” section of the company’s Quarterly Investor Supplement, which is available at investors.voya.com.

Consolidated Results
Second-quarter 2023 net income available to common shareholders was $154 million, or $1.41 per diluted share, compared with $64 million, or $0.57 per diluted share, in second-quarter 2022. The increase was primarily due to higher after-tax adjusted operating earnings, lower losses related to business exited and lower net investment losses, partially offset by higher acquisition and integration costs.

Second-quarter 2023 after-tax adjusted operating earnings were $243 million, or $2.21 per diluted share, compared with $188 million, or $1.70 per diluted share, in second-quarter 2022. The increase was largely due to strong net underwriting results.

Business Segment Results
Wealth Solutions
Wealth Solutions second-quarter 2023 pre-tax adjusted operating earnings were $174 million, down from $197 million in the prior-year period, primarily due to higher administrative expenses and lower alternative investment income.

For the trailing 12 months (TTM) ended June 30, 2023, full-service recurring deposits grew 9.5% to $14.0 billion compared with the prior-year period, largely due to growth in Corporate markets. Total client assets as of June 30, 2023, were $519 billion, up 11% compared with June 30, 2022, due to growth in the business and higher equity market levels.

Excluding notables, net revenues for the TTM ended June 30, 2023, grew 1.4% compared with the prior-year period as spread-based revenues benefited from higher interest rates and more than offset the impact of lower average equity markets on fee-based margins. Adjusted operating margin for the TTM ended June 30, 2023, excluding notables, was 37.7%, unchanged from 37.7% in the prior-year period.

Health Solutions
Health Solutions second-quarter 2023 pre-tax adjusted operating earnings were $124 million, up from $50 million in the prior-year period due to strong in-force block growth, favorable underwriting results and the positive impact of the Benefitfocus acquisition, which closed in January 2023.

Health Solutions second-quarter 2023 annualized in-force premiums and fees grew 22.2% to $3.3 billion compared with the prior-year period. The strong increase reflects growth across all product lines, favorable retention and the positive impact of the Benefitfocus acquisition.

Excluding notables, net revenues for the TTM ended June 30, 2023, grew 42.8% compared with the prior-year period due to the Benefitfocus acquisition, premium growth across all product lines and favorable net underwriting gains driven by Stop Loss. Adjusted operating margin for the TTM ended June 30, 2023, excluding notables, was 35.8%, up from 29.6% in the prior-year period.

Investment Management
Investment Management second-quarter 2023 pre-tax adjusted operating earnings, excluding Allianz's noncontrolling interest, were $50 million, up from $40 million in the prior-year period largely due to the positive impact of the Allianz Global Investors (AllianzGI) transaction, which closed in July 2022.

Investment Management had net outflows (excluding divested businesses) of $5.1 billion during the TTM ended June 30, 2023. Net outflows in Institutional were partially offset by net inflows in Retail.

Excluding notables, net revenues for the TTM ended June 30, 2023 grew 24.0% as additional revenues from the AllianzGI transaction more than offset the impact of macroeconomic headwinds on both equity and fixed income fees, particularly in Retail. Adjusted operating margin for the TTM ended June 30, 2023, excluding notables, was 26.4%, up from 24.1% in the prior-year period.

Capital
During the TTM ended June 30, 2023, Voya deployed approximately $1.1 billion of excess capital, including approximately $0.6 billion for acquisitions, $0.2 billion for share repurchases, $0.2 billion for debt redemption and $0.1 billion for common stock dividends. As of June 30, 2023, the company had approximately $0.5 billion of excess capital, reflecting capital generation of over 90% of adjusted operating earnings for the TTM ended June 30, 2023.

Voya announced today that its board of directors has increased the company’s authorization to repurchase common stock under the company’s share repurchase program by $500 million, bringing the total to approximately $609 million. This share repurchase authorization expires on Sept. 30, 2024, (unless extended) and does not obligate the company to purchase any shares. The authorization for the share repurchase program may be terminated, increased or decreased by the board of directors at any time.

Additional Financial Information and Earnings Call
More detailed financial information can be found in the company’s quarterly investor supplement, which is available on Voya’s investor relations website, investors.voya.com. In addition, Voya will host a conference call on Wednesday, Aug. 2, 2023, at 10 a.m. ET, to discuss the company’s second-quarter 2023 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on Aug. 2, 2023.

Media Contact:                            Investor Contact:
Christopher Breslin                        Michael Katz
212-309-8941                            212-309-8999
Christopher.Breslin@voya.com                    IR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA), is a leading health, wealth and investment company with 7,200 employees who are focused on achieving Voya’s aspirational vision: Clearing your path to financial confidence and a more fulfilling life. Through products, solutions and technologies, Voya helps its 14.7 million individual, workplace and institutional clients become well planned, well invested and well protected. Benefitfocus, a Voya company, extends the reach of Voya’s workplace benefits and savings offerings by providing benefits administration capabilities to 16.5 million individual subscription employees across employer and health plan clients. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is purpose-driven and committed to conducting business in a way that is economically, ethically, socially and environmentally responsible. Voya has earned recognition as: one of the World’s Most Ethical Companies® by the Ethisphere Institute; a member of the Bloomberg Gender-Equality Index; and a “Best Place to Work for Disability Inclusion” on the Disability Equality Index. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Instagram.

Forward-Looking and Other Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company does not assume any obligation to revise or update these statements to reflect new information, subsequent events or changes in strategy. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, (iii) the frequency and severity of insured loss events, (iv) the effects of natural or man-made disasters, including pandemic events, (v) mortality and morbidity levels, (vi) persistency and lapse levels, (vii) interest rates, (viii) currency exchange rates, (ix) general competitive factors, (x) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, (xi) changes in the policies of governments and/or regulatory authorities, (xii) our ability to successfully manage the separation of the Individual Life business that we sold to Resolution Life US on Jan. 4, 2021, and (xiii) our ability to realize the expected benefits from acquisitions, including the transactions with Allianz Global Investors U.S. LLC and Benefitfocus Inc. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2022, as filed with the Securities and Exchange Commission (“SEC”) on Feb. 24, 2023, and in our Quarterly Report on Form 10-Q for the three months ended June 30, 2023, filed with the SEC on or before Aug. 9, 2023.

VOYA-IR VOYA-CF

Reconciliation of Net Income (Loss) to Adjusted Operating Earnings and Earnings Per Share (Diluted)
	Three Months Ended
($ in millions, except per share)	6/30/2023		6/30/2022
	After-tax (1)	Per share	After-tax (1)	Per share

Net Income (loss) available to Voya Financial, Inc.'s common shareholders	$154	$1.41	$64	$0.57
Less:
Net investment gains (losses)	(30)	(0.27)	(47)	(0.42)
Income (loss) related to businesses exited or to be exited through reinsurance or divestment	(17)	(0.15)	(44)	(0.39)
Other adjustments (2)	(41)	(0.38)	(34)	(0.31)
Adjusted operating earnings	$243	$2.21	$188	$1.70
Less:
Alternative investment income and prepayment fees above (below) long-term expectations net of variable and incentive compensation	(11)	(0.10)	(7)	(0.06)
Adjusted operating earnings excluding notable items	$253	$2.31	$195	$1.76
(1) The adjusted operating effective tax rate is based on the actual income tax expense for the current period related to Income (loss), adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law. For non-operating items, we apply a 21% tax rate.
(2) “Other adjustments” primarily consists of an impairment to a vacated leased property and ongoing integration costs associated with the Allianz Global Investors transaction and Benefitfocus acquisition for the three months ended June 30, 2023. “Other adjustments” primarily consists of an impairment on owned real estate for the three months ended June 30, 2022.

Adjusted Operating Earnings and Notable Items
Three Months Ended June 30, 2023
(in millions)	Amounts including Notable items	Investment Income Net of Variable and Incentive Compensation Above (Below) Expectations (1)	Amounts excluding Notable items

Adjusted operating earnings
Wealth Solutions	$174	$(14)	$188
Health Solutions	124	—	125
Investment Management	63	1	62
Corporate	(54)	—	(54)
Adjusted operating earnings before income taxes, including Allianz noncontrolling interest	307	(14)	321
Less: Earnings (loss) attributable to Allianz noncontrolling interest	13	—	13
Adjusted operating earnings before income taxes	294	(14)	308
Income taxes (2)	52	(3)	54
Adjusted operating earnings after income taxes	$243	$(11)	$253
Adjusted operating earnings per share	2.21	(0.10)	2.31
(1) The amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable and incentive compensation.
(2) The adjusted operating effective tax rate is based on the actual income tax expense for the current period related to Income (loss), adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law. For non-operating items, we apply a 21% tax rate.

Net Revenue, Adjusted Operating Margin, and Notable Items
Twelve Months Ended June 30, 2023
(in millions)	Amounts including Notable items	Investment Income Net of Variable and Incentive Compensation Above (Below) Expectations (1)	Other (2)	Amounts excluding Notable items
	a	b	c	d = a - b - c
Net revenue
Wealth Solutions	$1,812	$(167)	$—	$1,979
Health Solutions	1,183	(15)	57	1,142
Investment Management	862	(27)	—	889
Total net revenue	$3,857	$(209)	$57	$4,010

Adjusted operating margin
Wealth Solutions	31.9%	(5.8)%	—	37.7%
Health Solutions	38.0%	(0.8)%	3.0%	35.8%
Investment Management	24.7%	(1.7)%	—	26.4%
Adjusted operating margin, excluding Corporate	32.2%	(3.4)%	1.0%	34.6%
(1) The amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations.
(2) Includes changes in certain other reserves not expected to recur at the same level.

Net Revenue, Adjusted Operating Margin, and Notable Items
Twelve Months Ended June 30, 2022
(in millions)	Amounts including Notable items	Investment Income Net of Variable and Incentive Compensation Above (Below) Expectations (1)	COVID-19 Impacts	Other (2)	Amounts excluding Notable items
	a	b	c	d	e = a - b - c - d
Net revenue
Wealth Solutions	$2,225	$274	$—	$—	$1,951
Health Solutions	736	28	(102)	10	800
Investment Management	750	33	—	—	717
Total net revenue	$3,711	$335	$(102)	$10	$3,468

Adjusted operating margin
Wealth Solutions	44.5%	7.8%	—	(1.0)%	37.7%
Health Solutions	23.4%	3.0%	(10.0)%	0.8%	29.6%
Investment Management	26.8%	2.7%	—	—	24.1%
Adjusted operating margin, excluding Corporate	36.7%	6.1%	(2.1)%	(0.3)%	33.0%
(1) The amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations.
(2) Includes changes in certain legal and other reserves not expected to recur at the same level.